EXHIBIT 99.1

Regency Centers Corporation
Press Release

www.RegencyCenters.com          CONTACT: PATRICK JOHNSON (904) 598-7422

REGENCY CENTERS ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Jacksonville, Fla. (January 19, 2012) -- Regency Centers Corporation announced today changes in its executive management team.

Bruce Johnson, Executive Vice President and Chief Financial Officer (CFO), has announced that he will retire at the end of 2012. Effective with his retirement at the end of the year, Lisa Palmer, Senior Vice President of Capital Markets, will succeed Bruce as Chief Financial Officer.

Bruce has been an important leader in our company for more than 30 years and has served as CFO since our initial public offering in 1993. He is an integral part of Regency's heritage and epitomizes the attributes that make our people so special. I am extremely grateful to Bruce for his leadership and steady hand, when combined with his experience, judgment, and financial acumen, have played an instrumental role in building Regency into the leading national shopping center company. While it is always difficult to eventually lose a talented partner and good friend, we are particularly fortunate to have an exceptional executive to succeed Bruce. Lisa is not only a gifted financial professional; she also knows the shopping center business and is ingrained with Regency's special culture. In her 15 years with Regency Lisa has amassed impressive skills from her key roles in capital markets, investor relations, and with our institutional partners. It was an easy and natural decision for me after learning of Bruce's decision to select Lisa as Regency's next CFO, said Martin Hap Stein, Jr., Regency Centers chairman and chief executive officer.

Ms. Palmer joined Regency in 1996 and has served as its Senior Vice President since 2003. She has led the capital markets and investor relations team for more than 10 years and has had primary responsibility for the co-investment partner program since its inception.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2011, the Company owned 367 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.